Exhibit 12.1

NATIONAL FUEL GAS COMPANY

COMPUTATION OF RATIO OF

EARNINGS TO FIXED CHARGES

UNAUDITED

	For the Nine Months Ended June 30, 2017	Fiscal Year Ended September 30,
		2016	2015	2014	2013	2012
EARNINGS:
Income from Continuing Operations	$237,906	$(290,958)	$(379,427)	$299,413	$260,001	$220,077
Plus Income Tax Expense	145,195	(232,549)	(319,136)	189,614	172,758	150,554
Less Investment Tax Credit (A)	(130)	(348)	(414)	(434)	(426)	(581)
(Less Income) Plus Loss from Unconsolidated Subsidiaries	—	—	—	(397)	204	1,442
Plus Distributions from Unconsolidated Subsidiaries	—	—	—	—	—	—
Plus Interest Expense on Long-Term Debt	87,241	117,347	95,916	90,194	90,273	82,002
Plus Other Interest Expense	2,680	3,697	3,555	4,083	3,838	4,238
Less Amortization of Loss on Reacquired Debt	(397)	(529)	(529)	(529)	(721)	(1,093)
Plus (Less) Allowance for Borrowed Funds Used in Construction	1,239	2,006	1,964	900	827	1,231
Plus (Less) Other Capitalized Interest	964	238	4,191	3,560	1,801	2,992
Plus Rentals (B)	3,541	9,479	13,866	13,700	14,204	12,958

	$478,239	$(391,617)	$(580,014)	$600,104	$542,759	$473,820

FIXED CHARGES:
Interest & Amortization of Premium and Discount of Funded Debt	$87,241	$117,347	$95,916	$90,194	$90,273	$82,002
Plus Other Interest Expense	2,680	3,697	3,555	4,083	3,838	4,238
Less Amortization of Loss on Reacquired Debt	(397)	(529)	(529)	(529)	(721)	(1,093)
Plus (Less) Allowance for Borrowed Funds Used in Construction	1,239	2,006	1,964	900	827	1,231
Plus (Less) Other Capitalized Interest	964	238	4,191	3,560	1,801	2,992
Plus Rentals (B)	3,541	9,479	13,866	13,700	14,204	12,958

	$95,268	$132,238	$118,963	$111,908	$110,222	$102,328

RATIO OF EARNINGS TO FIXED CHARGES	5.02	(D )	(C )	5.36	4.92	4.63

(A)	Investment Tax Credit is included in Other Income.
(B)	Rentals shown above represent the portion of all rentals (other than delay rentals) deemed representative of the interest factor.
(C)	The ratio coverage for the fiscal year ended September 30, 2015 was less than 1:1. The Company would have needed to generate additional earnings of $698,977 to achieve a coverage of 1:1 for the fiscal year ended September 30, 2015.
(D)	The ratio coverage for the fiscal year ended September 30, 2016 was less than 1:1. The Company would have needed to generate additional earnings of $523,855 to achieve a coverage of 1:1 for the fiscal year ended September 30, 2016.